Exhibit 10.2

MATERIAL TRANSFER, OPTION AND RESEARCH LICENSE AGREEMENT

This Material Transfer, Option and Research License Agreement (the “Agreement”) dated as of December 1st, 2014 (the “Effective Date”), is entered into between Aegis Therapeutics, LLC (“Aegis”), having a place of business at 11770 Bernardo Plaza Court, Suite 353, San Diego, CA 92128, and Lightlake Therapeutics, Inc. (“Lightlake”), having a place of business at 96-98 Baker Street, First Floor, London, UK, W1U 6TJ.

WHEREAS, Aegis is the owner of certain Technology; and

WHEREAS, Lightlake has requested that Aegis transfer and Aegis wishes to transfer to Lightlake the Technology for the purpose of enabling Lightlake to conduct a feasibility study of the Compound and, potentially, the Additional Compounds, used with the Technology.

Now, therefore, in consideration of the mutual benefits in furthering the interests of the parties, it is hereby agreed as follows:

A.	DEFINITIONS

“Additional Compounds” mean naltrexone and nalmephene/ nalmefene.

“Compound” means naloxone or Additional Compounds and any metabolite, salt, ester, hydrate, anhydride, solvate, isomer, enantiomer, free acid form, free base form, crystalline form, co-crystalline form, complexes, amorphous form, pro-drug (including ester pro-drug) form, racemate, polymorph, chelate, isomer, tautomer, or optically active form of the foregoing.

“Field” means treatment, diagnosis, prediction, detection or prevention of any disease, disorder, state, condition or malady in humans.

“Intellectual Property” means all discoveries, inventions, improvements, developments, procedures, processes, formulations, know-how, trade secrets, formulae, trademarks, service marks, trade dress, designs, logos, packaging, proprietary information, technical information, techniques, works of authorship, drawings, models, manuals and systems, whether or not patentable or copyrightable or otherwise registerable, and all rights and applications or registrations derived or derivable therefrom.

“Representatives” means, for a party, its directors, officers, employees, advisors or agents.

“Study” means the feasibility study to be performed by Lightlake as described in Attachment A.

“Technology” means all drug delivery and stabilization technologies and associated Intellectual Property owned or controlled by Aegis, including without limitation (a) Aegis’ drug delivery technology known as Intravail® delivery enhancement agents (alkylsaccharide surfactants and formulations thereof as described in US Patent No. 5,661,130) and ProTek® stabilization technologies (alkylsaccharide surfactants and formulations thereof as described in US Patent 8,226,949 and US Patent Application numbers 11/474,055, 11/937,966, 12/050,038 and US06/024577); (b) any substances or formulations, which constitute an unmodified form or functional sub-unit of the technology set forth in sub-clause (a) above, for example but not by way of limitation, formulations at concentrations not specifically disclosed in US Patent No. 5,661,130 or mixtures of different alkylglycosides; or (c) any substances or formulations which constitute a modified form of the technology set forth in sub-clause (a) above but still contains/incorporates alkylglycosides having chemical compositions or concentrations that may differ from those disclosed in US Patent No. 5,661,130 and 8,226,949 or US Patent Application numbers 11/474,055, 11/937,966, 12/050,038 and US06/024577 or which may be used individually or in combination, or in combination with other materials not specified in US Patent No. 5,661,130 and 8,226,949 or US Patent Application numbers 11/474,055, 11/937,966, 12/050,038 and US06/024577.

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B.	GENERAL TERMS, TECHNOLOGY TRANSFER and RESEARCH LICENSE

B.1	In partial consideration for Aegis entering into this Agreement, Lightlake shall pay Aegis a one-time upfront, noncreditable fee of $150,000 (the “Study Fee”). Lightlake may elect to pay up to 50% of the Study Fee, or Extension Fee, by issuing to Aegis shares of Lightlake’s common stock subject to the following:

B.2	There must be a public market for Lightlake's shares and Lightlake must be current with all statutory filings

B.3	The shares shall be issued pursuant to Rule 144 of the Securities Act of 1933;

B.4	The number of shares to be issued shall be calculated to 75% of the average closing price for the previous 20 trading days;

B.5	After the statutory holding period has been satisfied, Lightlake’s legal counsel shall provide a legal opinion so that the shares can be sold in accordance with Rule 144 of the Securities Act of 1933..

All cash payments shall be wired to the following Aegis bank account within 15 days of execution of this Agreement:

Bank Name:	***REDACTED***
Account Name:	Aegis Therapeutics, LLC
Routing Number:	***REDACTED***
Account Number:	***REDACTED***

B.6	In partial consideration for the fee specified in Section B.1 above, Aegis agrees to:

a.	provide Intravail® and/or ProTek® excipients (individually and collectively “Aegis Material”) to Lightlake to conduct the Study on the Compound and Additional Compounds in accordance with Attachment A;

b.	provide Lightlake with technical support in accordance with Attachment A in connection with the Study on the Compound and Additional Compounds; and

c.	perform the other activities delegated to it in Attachment A.

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B.7	In partial consideration for the fee specified in Section B.1 above:

a.	Aegis hereby grants to Lightlake an exclusive royalty-free research license to the Technology for a period beginning on the Effective Date and ending 150 days after Lightlake’s receipt of the Aegis Materials (the “Compound Research Period”) for the sole purpose of (i) conducting the Study with the Compound and such other activities as described herein and (ii) evaluating Lightlake’s interest in licensing the Technology in the Field for the Compound (the “Compound Purpose”). The Technology may not be used in clinical trials involving human subjects without the written permission of Aegis. During the Compound Research Term, Lightlake may provide the Technology to contract research or service organizations to perform the Studies or activities contemplated in Attachment A, provided that such organizations have confidentiality obligations at least as protective as those set forth in this Agreement. The Compound Research Period may be extended for an additional 180 days (to a total of 330 days) by Lightlake (the “First Extension”), in its sole discretion, making a non-refundable payment of $150,000 (the “First Extension Fee”) prior to expiration of this Agreement. There may be a second extension of the Contract Research Period for a further 180 days (total of 510 days) by Lightlake, (the “Second Extension”) in its sole discretion, making another non-refundable payment of $150,000 (the “Second Extension Fee”) prior to expiration of the First Extension. Lightlake may elect to pay up to 50% of both Study Fee extensions by issuing to Aegis shares of Lightlake’s common stock subject to the provisions of Section B.1 of this Agreement. In the event that Lightlake exercises the Lightlake Option prior to the Second Extension, then First Extension Fee shall be fully creditable against the Upfront License Fee (as defined in Attachment B) provided that the definitive License Agreement has been executed during the 120 day period following exercise of the Lightlake Option. In the event that Lightlake exercises the Lightlake Option subsequent to the Second Extension, then only the Second Extension Fee shall be fully creditable against the Upfront License Fee (as defined in Attachment B) provided that the definitive License Agreement has been executed during the 120 day period following exercise of the Lightlake Option.

b.	During the Term of this Agreement Aegis hereby grants to Lightlake a right of first refusal and option to add any, or all, of the compounds included under Additional Compounds to the Agreement (the “Additional Compound Option”). Except as permitted by this section, Aegis shall not sell, license, offer for sale, offer for license or agree to sell or license any Aegis Technology relating to the Additional Compound to any third party during the Term of this Agreement. The following sets forth the procedure whereby Lightlake may exercise the Additional Compound Option.

                                                              i.      In the event that Aegis is approached by a third party interested in licensing the Additional Compound(s), Aegis shall provide a written notice to Lightlake specifying the specific compound(s) (the “Aegis Notice”).

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                                                            ii.      Lightlake shall as soon as possible, but in no event longer than twenty (20) business days of receipt of the Aegis Notice, provide a written notice to Aegis whether Lightlake intends to exercise the Additional Compound Option. In the event that Lightlake does not does exercise the Additional Compound Option or fails to deliver to Aegis its intent to exercise such option within the twenty (20) business day period, then Aegis shall be free to grant such licenses to any other third party covering such Additional Compound(s) and such compound(s) shall be removed for the definition of Additional Compound.

                                                          iii.      In the event Lightlake exercises the Additional Compound Option, then Lightlake must pursue Commercially Reasonable Efforts within sixty (60) business days to pursue development of such Additional Compound(s) as contemplated in Attachment A. “Commercially Reasonable Efforts” shall mean that level of effort that a biotechnology or pharmaceutical company of comparable size and capabilities would normally apply in the United States and the EU, as applicable, in pursuing the development of a pharmaceutical product with a similar efficacy and safety profile to the Product (taking into account at all times the relevant patent, medical/scientific, technical, regulatory, development cost, market potential, or commercial profile of same), subject to intervening Regulatory Authority actions or requests, new legislation, any breach of the Aegis’ obligations under this Agreement or any other third-party action not within the reasonable control of Lightlake.

                                                          iv.      Without limiting the foregoing right of first refusal, Lightlake may in its sole discretion elect to affirmatively exercise the Additional Compound Option with respect to any available Additional Compound at any time by written notice to Aegis.

B.8	In consideration of Aegis providing the Technology to Lightlake under the terms described under B.2 above, Lightlake shall provide copies of the test results from the Study to Aegis in accordance with Attachment A. Such results shall be deemed Lightlake Confidential Information and Lightlake hereby grants to Aegis a co-exclusive license with Lightlake, to use such data for the purposes of this Agreement. Notwithstanding the foregoing, nothing in this Agreement requires Lightlake to complete the Study.

C.	NON-DISCLOSURE RESTRICTIONS

C.1	All non-public information belonging to Aegis or Lightlake disclosed during the course of the Study or arising out of the Study will be deemed Confidential Information subject to the Mutual Confidentiality Agreement dated November 13, 2013 between Aegis and Lightlake (the “NDA”); provided however, that (a) in addition to the right to use the Confidential Information as permitted under the NDA, the party receiving the Confidential Information shall have the right to use same for the purposes of performing its obligations under this Agreement, and (b) the term of the NDA therein shall be deemed amended and extended to coincide with the term of this Agreement (Section F.1, Term and Termination) plus ten (10) years.

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C.2	For greater clarity, Lightlake and Aegis Confidential Information shall include information, trade secret, know how, formulations, methods and results generated in its conduct of the Study The existence of, and the terms and conditions of, this Agreement are Confidential Information of both parties.

D.	INTELLECTUAL PROPERTY, LIMITED PERMITTED USE, OPTION

D.1	Intellectual Property Related To Compound and Additional Compounds

D.1.a.	As between Aegis and Lightlake, the Compound and Additional Compounds, and any Intellectual Property related thereto, is the property of Lightlake and:

                                                                       i.            Aegis shall not (and shall not attempt or purport to) file or prosecute in any country any patent application which claims or uses or purports to claim or use solely the Compound or Additional Compounds, or any information or other materials directly or indirectly derived therefrom, without the prior express written consent of Lightlake;.

                                                                           ii.      if the Study results in an invention related solely to Compound, regardless of whether it may be commercially useful, Aegis agrees to promptly disclose such invention to Lightlake. Inventorship of any such invention shall be determined in accordance with the U.S. Patent Law. Aegis shall promptly supply Lightlake with a copy of the disclosure for Lightlake evaluation purposes. Lightlake shall have the sole right to determine what, if any, patent applications should be filed.

D.1.b.	This Agreement shall not be construed to grant any license or other rights to Aegis in any Intellectual Property or Confidential Information of Lightlake. No rights are provided to Aegis under any patents, patent applications, trade secrets or other proprietary rights of Lightlake. In particular, no rights are provided to use the Compound and any patents or intellectual property of any kind to Lightlake for profit-making, commercial or research purposes, including but not limited to sale of the Compound, use in manufacturing, provision of a service to a third party in exchange for consideration, or use in research or consulting by a commercial or not for-profit entity.

D.2	Intellectual Property Related To Technology

D.2.a.	As between Aegis and Lightlake, the Technology is the property of Aegis and, unless otherwise agreed to in writing by Aegis, is to be used by Lightlake only as authorized under this Agreement. Lightlake shall use the Technology, and any information and other materials directly or indirectly derived therefrom, solely for the Purpose, and they shall not be used for any other purpose whatsoever. Lightlake shall not (and shall not attempt or purport to) file or prosecute in any country any patent application which claims or uses or purports to claim or use the Technology, or any information or other materials directly or indirectly derived therefrom, without the prior express written consent of Aegis.

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D.2.b.	Except for contract research or service organizations performing work under the direction of Lightlake, provided such work is conducted under a confidentiality agreement with the terms and conditions consistent with those described under Section C of this Agreement, Lightlake shall not transfer the Technology to anyone who does not work under its direct supervision without the prior written consent of Aegis, which shall not be unreasonably withheld.

D.2.c.	Except for the Lightlake Option under Section D.4, (i) this Agreement shall not be construed to grant any license or other rights to Lightlake in any Intellectual Property or Confidential Information of Aegis other than the license set forth above, (ii) no other rights are provided to Lightlake under any patents, patent applications, trade secrets or other proprietary rights of Aegis, and (iii) in particular, no rights are provided, other than the right to use same for the sole Purpose set forth above, to use the Technology and any related patents or intellectual property of any kind of Aegis for profit-making, commercial or research purposes, including but not limited to sale of the Technology, use in manufacturing, provision of a service to a third party in exchange for consideration, or use in research or consulting by a commercial or not for-profit entity.

D.2.d.	If the Study results in an invention related solely to Technology, regardless of whether it may be commercially useful, Lightlake agrees to promptly disclose such invention to Aegis. Inventorship of any such invention shall be determined in accordance with the U.S. Patent Law. Lightlake shall promptly supply Aegis with a copy of the disclosure for Aegis’ evaluation purposes. Aegis shall have the right to determine what, if any, patent applications should be filed. Aegis also retains full ownership of the Technology as defined above and sole licensing rights.

D.2.e.	The provision of the Technology to Lightlake shall not alter any preexisting right of Aegis in the Technology.

D.2.f.	Lightlake shall use the Technology in compliance with all applicable statutes and regulations including, for example, those relating to research involving the use of animals.

D.2.g.	Notwithstanding the preceding limitations on Lightlake’s use and ownership of the Technology, nothing in this Agreement shall be construed as limiting Lightlake’s right to own and use technology related to delivery of the Compound that is developed independently by Lightlake and without reliance on any Aegis Technology.

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D.3	Intellectual Property Created Under this Agreement

D.3.a.	In the event that an invention arises from the conduct of the Study hereunder, that embodies the Compound and Technology, including without limitation any invention relating to the use of Technology for administering or stabilizing the Compound (the “Joint Invention”), regardless of whether it may be commercially useful, Lightlake agrees to promptly disclose such invention to Aegis. Inventorship of any such Joint Invention shall be determined in accordance with the U.S. Patent Law. Ownership of any such Joint Invention shall be deemed to be solely that of Aegis.

D.3.b.	In the event that the Joint Inventions have applications for compounds other than the Compound (“Dual Inventions”), regardless of whether it may be commercially useful, Aegis shall have the sole right to determine what, if any, patent applications should be filed. Inventorship for Dual Inventions shall be determined in accordance with the patent laws of the United States (Title 35, United States Code). Aegis retains full ownership of the Dual Invention as defined above and sole licensing rights.

D.4	License Option

D.4.a.     Aegis hereby grants to Lightlake an exclusive option (the “Lightlake Option”), to obtain an exclusive (even as to Aegis), worldwide, royalty-bearing license (with the right to grant sublicenses through multiple tiers) under Aegis’s interests in the Technology and any Joint Invention (including under any resulting patents) (the “Subject Invention”) to the Technology to research, develop, make, have made, use, sell, offer for sale, and import products containing the Compound or an Additional Compound in the Field (the “License Agreement”). Lightlake may exercise such Lightlake Option with respect to the Compounds by written notice to Aegis within 90 days of the completion of the Study for the Compounds. Lightlake may also separately exercise such Lightlake Option with respect to the Additional Compounds by written notice to Aegis within 90 days the completion of the Study for the Additional Compounds. The License Agreement shall include the terms set forth in Attachment B and shall supersede any restrictions on use of the Technology contained in this Agreement. The parties shall use commercially reasonable efforts and shall work in good faith to negotiate and execute the definitive License Agreement during the 120 day periods following exercise of the Lightlake Option with respect to the Compound and the Additional Compounds (the “Negotiation Periods”). Such Negotiation Periods may be extended by mutual agreement of the Parties.

D.4.b.	If such option or license is not concluded within the Negotiation Period, except as set forth below, neither party will have any further obligations to the other with respect to such Subject Invention. In the event that the parties are unable to finalize the License Agreement despite good faith negotiations in accordance with Section D.4.a during the Term, then Aegis shall be free to offer exclusive or non-exclusive licenses to the Joint Invention provided that for a period of twelve (12) months after the termination of the negotiations, Aegis shall not offer such a license to any third party under financial terms materially different from those offered to Lightlake without first offering those same terms to Lightlake.

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E.	WARRANTIES

E.1.a	Each party represents and warrants to the other party that such party (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (ii) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder; and (iii) has obtained all necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by such party in connection with this Agreement. Each party represents that this Agreement does not conflict with any other right or obligation provided under any other agreement or obligation that such party has with any third party.

E.1.b	Any Technology, Compound or Additional Compound delivered pursuant to this Agreement is understood to be experimental in nature and may have hazardous properties. EXCEPT AS SET FORTH IN SECTION E.1.a, NEITHER AEGIS NOR Lightlake MAKES ANY REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESSED OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

F.	TERM AND TERMINATION

F.1	This Agreement will begin on the Effective Date and terminate on the earliest of the following dates: (a) expiration of the Lightlake Negotiation Periods, or (b) on 30 days written notice by Lightlake (the “Term”).

F.2	If a party has materially breached any of its obligations hereunder, and such material breach shall continue for 30 days after written notice of such breach was provided to the breaching party by the nonbreaching party, the nonbreaching party shall have the right at its option to terminate this Agreement effective at the end of such 30 day period.

F.3	On termination of this Agreement, Lightlake will discontinue its use of the Technology as defined in this Agreement and will, upon direction of Aegis, return or destroy any remaining Technology.

F.4	The rights and obligations of the parties, which by intent or meaning have validity beyond termination (including, but not limited to, rights with respect to intellectual property, confidentiality, exclusivity, indemnification and liability limitations) shall survive the termination of this Agreement.

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G.	MISCELLANEOUS

G.1	Neither party may assign or otherwise transfer this Agreement, whether voluntarily, by operation of law or otherwise, without the prior written consent of the other party; provided, however, that a party may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger or consolidation or change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment or transfer of this Agreement in violation of this section shall be void.

G.2	This Agreement represents the entire agreement between the parties regarding the subject matter hereof and, with the exception of the NDA, shall supersede all previous communications, representations, understandings and agreements, whether oral or written, by or between the parties with respect to the subject matter hereof.

G.3	No change, modification, extension, termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the parties.

G.4	Lightlake use of Technology shall be at its own risk. Lightlake shall hold harmless and indemnify Aegis against any and all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) of every kind to the extent resulting from claims or demands brought by third parties (“Claims”) against Aegis arising from the use by Lightlake of the Technology, except to the extent due to the negligence, gross negligence, bad faith or intentional or willful misconduct by Aegis or its Representatives.

G.5	Aegis agrees to defend, indemnify and hold harmless Lightlake and its Representatives from and against any and Claims arising out of or resulting from (a) the negligence, gross negligence, bad faith or intentional or willful misconduct of Aegis or Representatives, (b) breach of any of Aegis’ representations, warranties, covenants or agreements contained herein, and (c) the actual or alleged infringement, misappropriation or violation of a third party’s Intellectual Property by Lightlake’s use, practice or other exploitation of the Technology.

G.6	NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY IN ANY MANNER, UNDER ANY THEORY OF LIABILITY, WHETHER IN CONTRACT, TORT (INCLUDING WITHOUT LIMITATION NEGLIGENCE), INDEMNITY, BREACH OF WARRANTY OR OTHER THEORY, FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, PUNITIVE, STATUTORY OR SPECIAL DAMAGES, INCLUDING LOST PROFITS AND LOSS OF DATA, REGARDLESS OF WHETHER SUCH PARTY WAS ADVISED OF OR WAS AWARE OF THE POSSIBILITY OF SUCH DAMAGES.

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G.7	This Agreement shall be governed by and construed in accordance with the laws of the State of New York, U.S.A., without regard to the conflicts of law principles thereof.

G.8	The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. In the event that individual provisions of this Agreement become wholly or partially invalid as evidenced by a ruling of a court of competent jurisdiction, the effectiveness of the remaining provisions shall not be affected, to the extent severable. The parties undertake in good faith to replace an invalid provision by a valid one which most closely corresponds with the economic intention of the invalid provision.

G.9	Nothing in this Agreement shall operate to or be construed or interpreted as to render the parties as other than independent contractors, nor shall anything in this Agreement operate or be construed or interpreted as to render any party, or any of such party’s Representatives, to be employees, agents, associates, joint ventures or partners of the other party.

G.10	Any notice, requests, delivery, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person or sent by overnight courier or registered mail to the party to whom it is directed at its address shown below or such other address as such party shall have last given by notice to the other party. Any such notice, requests, delivery, approval or consent shall be deemed received on the date of facsimile or hand delivery, two (2) business days after deposit with an overnight courier or five (5) business days after the date of the registration receipt provided by the applicable postal authority.

If to Aegis:

Aegis Therapeutics, LLC

11770 Bernardo Plaza Court, Suite 353

San Diego, CA 92128

Attn: Chief Executive Officer

If to Lightlake:

Lightlake Therapeutics Inc,

96-98 Baker Street, First Floor,

London,

United Kingdom, W1U 6TJ

Attn: Chief Executive Officer or Chairman

G.11	The headings contained in this Agreement do not form a substantive part of this Agreement and shall not be construed to limit or otherwise modify its provisions.

G.12	This Agreement may be executed in counterparts, including via facsimile or .PDF file, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have entered into this Agreement as of the Effective Date.

AGREED:

Aegis Therapeutics, LLC

Name:	Ralph R. Barry

Title:	Chief Business Officer

Signature:	S/Ralph R. Barry

Lightlake Therapeutics, Inc.

Authorized Official:	Dr. Roger Crystal

Title:	CEO

Signature:	S/Roger Crystal

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Attachment A – The Study

One or more Intravail® delivery enhancement and/or ProTek® stabilization agents will be used solely for testing of Compound or Additional Compounds, as the case may be, as follows:

List of Aegis Activities

1.	Aegis will supply sufficient quantities of Intravail(R) or ProTek(R) to Lightlake in order to conduct the Study for both the Compounds and the Additional Compounds as reasonably requested by Lightlake.
2.	Aegis will provide such reasonable and necessary technical support including formulation advice as may be requested by Lightlake.
3.	*** REDACTED ***.
4.	*** REDACTED ***.

List of Lightlake Activities

1.	*** REDACTED ***.
2.	Lightlake or Lightlake designated contract research organization will formulate Compound or Additional Compounds, as the case may be, with excipients comprising but not limited to those defined as Technology.
3.	*** REDACTED ***.
4.	*** REDACTED *** ***:
➢	*** REDACTED ***
➢	*** REDACTED ***
➢	*** REDACTED ***
➢	*** REDACTED ***
➢	*** REDACTED ***
➢	*** REDACTED ***.

Initial Study Outline.

Further studies potentially to be added

Objective

*** ONE SENTENCE REDACTED ***

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Drug

*** ONE SENTENCE REDACTED ***

Study Design

*** ONE SENTENCE REDACTED ***

Subjects

*** ONE SENTENCE REDACTED ***

Output Data

*** ONE SENTENCE REDACTED ***

Attachment B – License Agreement Terms

Commercial License Agreement to be attached once finalized between parties under terms and conditions to be negotiated in good faith by the Parties within sixty (60) days of the Effective Date of this Agreement.

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AMENDMENT NO. 1

TO THE Material Transfer, Option and Research License Agreement EFFECTIVE AS OF December 1, 2014

WHEREAS, Aegis Therapeutics, LLC, (“Aegis”) and Lightlake Therapeutics, Inc. (“Lightlake”) have previously entered into the Material Transfer, Option and Research License Agreement dated as of December 1, 2014 (the “Agreement”); and

WHEREAS, the Parties wish to amend that Agreement effective December 16, 2014 (the “Amendment Effective Date”).

NOW, THEREFORE, in consideration of, among other things, the premises, representations, respective covenants and agreements contained herein, each party hereby agrees to the following:

1.	Attachment B of the Agreement shall be deleted in its entirety and replaced with Exhibit 1 of this Amendment No. 1.

2.	All other terms and conditions of the Agreement shall remain in full force and effect.

3.	This Agreement may be executed in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same agreement. A facsimile copy of this Agreement bearing the signature (original or facsimile version) of both parties shall be binding on the parties.

IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to the Agreement to be executed by their respective duly authorized officers as of the Amendment Effective Date.

Aegis Therapeutics, LLC

By:	/s/ Ralph R. Barry
Ralph R. Barry
Chief Business Officer

Lightlake Therapeutics, Inc.

By:	/s/ Roger Crystal
Dr. Roger Crystal
Chief Executive Officer

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Exhibit 1

Attachment B – License Agreement Terms and Conditions

License:

The license to be granted by Aegis Therapeutics, LLC (“Aegis”) to Lightlake Therapeutics, Inc. (“Lightlake”) is a royalty-bearing license under all applicable patent and other proprietary rights of Aegis, including without limitation rights under the Technology and Aegis’s interest in the New Inventions and Joint Inventions (collectively, “Aegis IP Rights”) to develop, make, have made, use, sell, offer to sell, import and export (or otherwise commercialize and exploit) the Products in the Field in the Territory.

Subject to the Right of First Refusal and Option below, Aegis shall not license to any third party, and hereby grants an exclusive option to Lightlake to license, the Aegis IP Rights to develop, make, have made, use, sell, offer to sell, import and export (or otherwise commercialize and exploit) naloxone for treatment or prevention of opioid overdose (“Opioid Field”) in the Territory.

Notwithstanding the above license to manufacture the Excipient, Lightlake will covenant and agree to not exercise such right to make or have made Excipient for so long as Aegis remains in compliance with the terms of the Supply Agreement. If the Supply Agreement becomes terminated in accordance with its terms, or if Lightlake exercises its right to terminate Aegis’ exclusive right to supply Excipient, then Lightlake may exercise its license right to make or have made Excipient, which license right shall automatically extend to any contract manufacturer engaged by Lightlake, any of its Affiliates and/or any sublicensee to manufacture Excipient.

Excipient:	Aegis’s proprietary chemically synthesizable Excipient(s), including without limitation the Intravail® excipients.
Product(s):	Pharmaceutical formulations containing the Compound as an active ingredient and the Excipient.
Compound:	Naloxone or Option Compound and any metabolite, salt, ester, hydrate, anhydride, solvate, isomer, enantiomer, free acid form, free base form, crystalline form, co-crystalline form, complexes, amorphous form, pro-drug (including ester pro-drug) form, racemate, polymorph, chelate, isomer, tautomer, or optically active form of the foregoing.
Option Compound	Naltrexone and nalmephene/ nalmefene.
Field:

Treatment or prevention of any disease, disorder, state, condition or malady in humans except in the Opioid Field, provided that upon election of Lightlake in writing and payment of the Option Fee, the “Field” shall include the Opioid Field.

The Option Fee shall mean one hundred thousand dollars ($100,000) and agreement by Lightlake that by expansion of the Field to include Opioid Field, that Products for the Opioid Field in the Territory using the Aegis IP Rights shall be subject to the same monetary obligations as other Products in the Field (i.e. Option Field milestones, royalties under terms and conditions to be negotiated in good faith by the parties).

Confidential Treatment Requested by Lightlake Therapeutics Inc.

IRS Employer Identification No. 46-4744124

Confidential treatment requested with respect to certain portions hereof denoted with “*** REDACTED ***”

Territory:	Worldwide
License Fee:

Lightlake shall pay to Aegis a nonrefundable and noncreditable license fee of $300,000 on the effective date of the license agreement.

Lightlake may elect to pay up to 50% of the License Fee by issuing to Aegis shares of Lightlake’s common stock subject to the following:

a.    There must be a public market for Lightlake's shares and Lightlake must be current with all statutory filings

b.   The shares shall be issued pursuant to Rule 144 of the Securities Act of 1933;

c.    The number of shares to be issued shall be calculated to 75% of the average closing price for the previous 20 trading days;

d.   After the statutory holding period has been satisfied, Lightlake’s legal counsel shall provide a legal opinion so that the shares can be sold in accordance with Rule 144 of the Securities Act of 1933.

Milestones:	Lightlake will pay to Aegis the following development milestones for the Products:

	Milestone	Compound	Each Option Compound(s)
	Successful completion of the first human study.	$ 300,000	$ 250,000
	Successful completion of the first Phase II	$ 750,000	$ 500,000
	Successful completion of the first Phase III	$ 1,200,000	$ 1,000,000
	Approval of the first NDA or its equivalent	$ 4,000,000	$ 3,000,000

Beginning on the first anniversary of the effective date of the license agreement and through the first Product approval by Lightlake, Lightlake shall be required to make minimum quarterly nonrefundable payments (“Quarterly Payments”) to Aegis in the amount of $25,000. These Quarterly Payments would be fully creditable and treated as a prepayment against future milestones or royalties and are required in order to maintain the license.

If, at the time when any milestone payment listed above is due, Lightlake has not paid all other milestone payments (if any) previously listed above, then at such time Lightlake shall pay all such unpaid milestone payments (other than product approval milestones).

Confidential Treatment Requested by Lightlake Therapeutics Inc.

IRS Employer Identification No. 46-4744124

Confidential treatment requested with respect to certain portions hereof denoted with “*** REDACTED ***”

Right of First Refusal and Option

Provided that the license agreement has not been terminated, during the first two (2) year period beginning on the Effective Date, Aegis grants Lightlake a right of first refusal and option to add any, or all, of the compounds included under Option Compound or the Opioid Field to the license agreement (the “Lightlake Option”). Except as permitted by this section, Aegis shall not sell, license, offer for sale, offer for license or agree to sell or license any Aegis Technology relating to the Option Compound to any third party during the first two (2) year period beginning on the Effective Date.

The following sets forth the procedure whereby Lightlake may exercise the Lightlake Option.

1.        In the event that Aegis is approached by a third party interested in licensing the Option Compound(s) or the Opioid Field, Aegis shall provide a written notice to Lightlake specifying the specific compound(s) or the Opioid Field (the “Aegis Notice”).

2.        Lightlake shall as soon as possible, but in no event longer than forty (40) days of receipt of the Aegis Notice, provide a written notice to Aegis whether Lightlake intends to exercise the Lightlake Option. In the event that Lightlake does not does exercise the Lightlake Option or fails to deliver to Aegis its intent to exercise such option within the forty (40) day period, then Aegis shall be free to grant such licenses to any other third party covering such Option Compound(s) or the Opioid Field for a period of up to twelve (12) months thereafter (the “Third Party Negotiation Period”).

3.        In the event Lightlake exercises the Lightlake Option, then as partial consideration for the grant to Lightlake of the rights under the license agreement for each Option Compound Lightlake shall pay to Aegis a nonrefundable and noncreditable license issuance fee of Two-Hundred and Fifty Thousand U.S. dollars (U.S. $250,000). Lightlake may elect to pay up to 50% of the Option Fee by issuing to Aegis shares of Lightlake’s common stock subject to the procedures for the License Fee payment in the form of Lightlake shares. In the event that Lightlake exercises the Lightlake Option specific to the Opioid Field then Lightlake shall pay to Aegis the Option Fee.

4.       In the event Lightlake does not exercise the Lightlake Option and the other interested third party either: (i) does not license within the Third Party Negotiation Period, under either feasibility or commercial licenses, the Option Compound; or (ii) the license pertaining to such Option Compound that has been exclusively licensed has been subsequently terminated, or prior to the end of the Third Party Negotiation Period negotiations with the interested third party licensee are terminated as determined in Aegis’ sole discretion, then Aegis shall within thirty (30) days of such termination provide written notice to Lightlake that the Option Compound remains available. Any subsequent inquiry by the same or any other third party interested in licensing such Option Compound shall again be subject to the requirements of this section.

5.       Without limiting the foregoing right of first refusal, Lightlake may in its sole discretion elect to affirmatively exercise the Lightlake Option with respect to any available Option Compound at any time by written notice to Aegis, in which case the same license issuance fees specified in subsection 3 shall apply.

Confidential Treatment Requested by Lightlake Therapeutics Inc.

IRS Employer Identification No. 46-4744124

Confidential treatment requested with respect to certain portions hereof denoted with “*** REDACTED ***”

Royalties:	During the Royalty Term, Lightlake shall pay to Aegis royalties on annual Net Sales of Products, on a country-by-country and Product-by-Product, in an amount equal to the applicable rate set forth in the table below, times the annual Net Sales of Products by Lightlake, its sublicensees and their respective Affiliates:
	Annual Net Sales (U.S. $)	Royalty Rate
	Aggregate Annual Net Sales during a Calendar Year less than or equal to Fifty Million Dollars (U.S. $50,000,000)	2.0%
	Aggregate Annual Net Sales during a Calendar Year greater than Fifty Million Dollars (U.S. $50,000,000) and less than or equal to Two Hundred and Fifty Million Dollars (U.S. $250,000,000)	3.0%
	Aggregate Annual Net Sales during a Calendar Year greater than Two Hundred and Fifty Million Dollars (U.S. $ 250,000,000 and less than or equal to Five Hundred Million Dollars (U.S. $500,000,000)	4.0%
	Aggregate Annual Net Sales during a Calendar Year greater than Five Hundred Million Dollars (U.S. 500,000,000)	5.0%

The royalty percentage then applicable to Net Sales of any Product made in any country in the Territory shall be reduced by fifty percent (50%) if at the time of the sale of such Product in such country, the use, manufacture, offer for sale, sale and import of such Product in such county is not covered by a Valid Claim.

These royalties will be reduced by up to 50% in any payment period for the costs associated with the license of additional technology by Lightlake, its affiliates or sublicensees in order for Lightlake to use the Aegis Enhancement Agent for the development or commercialization of the Product but only for sales in the country where the third party patent rights are valid.

If the level of competition, patent protection or general commercial environment affects in any material respect the commercial viability of a Product at the then applicable royalty rate due to Aegis from Lightlake for any country(ies) within the Territory, upon written request from Lightlake, Aegis will negotiate in good faith with Lightlake to endeavor to reach mutual agreement on a reduction to such royalty rate for the applicable Product and applicable country(ies).

“Royalty Term” shall mean, with respect to a Product in a country, a period which is the longer of: (a) if the manufacture, use or sale of such Product in such country is covered by a Valid Claim, the term for which such Valid Claim remains in effect, and (b) fifteen (15) years from the date of the First Commercial Sale of such Product in such country.

“Valid Claim” shall mean, on a country-by-country basis, either (a) a claim of an issued and unexpired patent in any Aegis IP Rights or the Product (excluding any patent owned by Lightlake covering solely a Compound), which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, or which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, or (b) a claim of a pending patent application in any Aegis IP Rights or the Product (excluding any pending patent application owned by Lightlake), which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application, and in any event has not been pending for more than seven (7) years.

“Net Sales” shall mean, with respect to any Product, the invoiced sales price of such Product by Lightlake, its sublicensees and their respective Affiliates billed to independent customers who are not Affiliates, less (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such independent customers for spoiled, damaged, outdated, rejected or returned Product; (b) actual freight and insurance costs incurred in transporting such Product to such customers; (c) cash, quantity and trade discounts and other price reductions; (d) sales, use, value-added and other direct taxes incurred; and (e) customs duties, surcharges and other governmental charges incurred in connection with the exportation or importation of such Product. Sales between or among Lightlake and its Affiliates or sublicensees shall be excluded from the computation of Net Sales except where such Affiliates or sublicensees are end users of the Product, but Net Sales shall include the subsequent final sales to third parties by such Affiliates or sublicensees.

Confidential Treatment Requested by Lightlake Therapeutics Inc.

IRS Employer Identification No. 46-4744124

Confidential treatment requested with respect to certain portions hereof denoted with “*** REDACTED ***”

Maximum Reductions:	Notwithstanding anything other to the contrary, the provisions which allow for a reduction, credit or offset from the regularly scheduled payment rate or amount (e.g., royalties and milestone payments) shall not be used cumulatively to result in more than a fifty percent (50%) reduction in the regularly scheduled payment; but any unused reduction, credit or offset, as a result of this fifty percent (50%) floor, may be carried forward and used subsequently in the future as a reduction, credit or offset against a later accruing payment obligation, but still subject to the same fifty percent (50%) floor as set forth above.
Disclosure of Technology:	Aegis will cooperate with Lightlake in the disclosure of any Aegis technology or know-how that would aid Lightlake in the development or manufacture of the Products.
Right to Sublicense:	Lightlake shall have the right to grant sublicenses to third parties without the prior consent of Aegis. Any sublicense granted by Lightlake shall be consistent with Lightlake’ obligations under the license agreement with Aegis. At Lightlake’s option Aegis will accept a percentage, to be negotiated in good faith by the Parties, of any sublicense revenue received by Lightlake to avoid royalty stacking issues.
Intellectual Property

It is the intent of the Parties that Aegis shall own all rights to the Aegis Intravail® Technology and the Aegis Know-how. Aegis shall also own any improvements to the Aegis Intravail® Technology or the Aegis Know-how that may be developed by Lightlake. Aegis shall be free to license its own technology, including any Lightlake improvements, to others on such terms and conditions as it sees fit. Aegis’ rights shall only be limited by the License granted under the license agreement and as described above regarding commercialization of a Product.

Ownership of Intellectual Property: Notwithstanding United States laws regarding inventorship, the Parties agree any patentable new inventions, innovations, developments or discoveries resulting from the activities under the license agreement (“New Inventions”) regardless of whether any such New Inventions are made solely by a party or jointly by both parties, and all patent and other intellectual property rights in any of the New Inventions, shall be owned as follows:

(a)    Lightlake shall remain the sole owner of all rights in the Compound, the Lightlake Know-how and all existing patents and patent applications relating to the use of such technology.

(b)   Aegis shall remain the sole owner of all rights in the Aegis Intravail® Technology, the Aegis Know-how and all existing patents and patent applications relating to the use of such technology.

(c)    All New Inventions covering Products, including without limitation any invention relating to the use of the Aegis Intravail® Technology or the Aegis Know-how that are invented in whole or in part by Lightlake (a “Joint Invention”), regardless of whether it may be commercially useful, shall be owned solely by Aegis. Nothing herein shall affect the right of Lightlake to invent and seek intellectual property protection for inventions that do not comprise Aegis Intravail® Technology.

(d)   Nothing herein shall affect the ability of Aegis to develop and license intellectual property relating to Aegis Intravail® Technology or any New Invention that is not a Joint Invention.

(e)    In the event a patent application on a New Invention includes at least one claim incorporating limitations that comprise Aegis Intravail® Technology, the New Invention shall be considered a Joint Invention.

Confidential Treatment Requested by Lightlake Therapeutics Inc.

IRS Employer Identification No. 46-4744124

Confidential treatment requested with respect to certain portions hereof denoted with “*** REDACTED ***”

Patent Costs	Subsequent to the effective date of the license agreement, Lightlake shall reimburse Aegis for actual costs incurred by Aegis under the Aegis Patent Rights that are specific only to the Compound(s) and/or Product(s) including but not limited to all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patents and patent applications.
Due Diligence and Rights Reversion

The definitive license agreement shall include mutually agreed upon due diligence obligations for the development and commercialization of the Product.

In the event Lightlake does not pursue Commercially Reasonable Efforts to Exploit a Product, then Aegis will have the right to terminate the license granted, whereupon Lightlake shall assign and transfer exclusively to Aegis (even as to Lightlake) all data and intellectual property that relates solely to such Product, at Aegis’ expense. Said termination will occur upon Aegis delivering to Lightlake a written notice of termination, unless Lightlake responds within sixty (60) days after receipt of said notice with evidence which demonstrates that Lightlake (or its Affiliate as sublicensee) is using Commercially Reasonable Efforts to Exploit a Product. Aegis’ rights to terminated under this Section shall not begin until two (2) years after the Effective Date.

Clinical Trials	Lightlake shall furnish to Aegis a copy of the clinical protocol and the related patient informed consent form for any clinical trial study, which involves an Excipient or the Aegis Technology; and Aegis shall be entitled to share such documents with the Aegis insurance carriers to the extent required to comply with its contractual obligations to such entities. Aegis agrees that any personally identifiable information or protected health information, which comes into Aegis’ possession under the license agreement will be protected and acted on in accordance with applicable data protection legislation, such as the Health Insurance Portability and Accountability Act of 1996 as well as all other applicable laws and regulations.”
Excipient Toxicity Studies.	*** REDACTED ONE PARAGRAPH***
Public Filings	The confidentiality obligations of the License and Supply Agreements shall include provisions that in the event a party is required to make public filings or disclosures that will include information or details considered to be confidential by the other party, they parties shall use reasonable best efforts to obtain confidential treatment of such information.
Other Terms:	The definitive license agreement shall include final terms and customary representations, warranties, covenants and indemnity provisions.

Confidential Treatment Requested by Lightlake Therapeutics Inc.

IRS Employer Identification No. 46-4744124

Confidential treatment requested with respect to certain portions hereof denoted with “*** REDACTED ***”

Supply Agreement Terms and Conditions

The Parties will also use good faith efforts to promptly enter into a Supply Agreement with the following financial terms:

Material for Preclinical Use. Aegis hereby agrees to supply and sell to Lightlake up *** REDACTED *** grams of GMP Material for Lightlake’ use in preclinical studies at no charge. If additional quantities of GMP Material are needed for preclinical studies, the Parties will negotiate in good faith pricing for such materials.

Material for Clinical and Commercial Use. Aegis hereby agrees to supply and sell to Lightlake quantities of GMP Material for use by Lightlake in its clinical trials and for later commercial sales, in accordance with the following price schedule:

Grams	Order Lead Time	Cost per Gram	Total	Approximate Doses @.125%	Approximate Cost per Dose
*** REDACTED ***	*** REDACTED ***	*** REDACTED ***	*** REDACTED ***	*** REDACTED ***	*** REDACTED ***

*** REDACTED ***	*** REDACTED ***	*** REDACTED ***	*** REDACTED ***	*** REDACTED ***	*** REDACTED ***

*** REDACTED ***	*** REDACTED ***	*** REDACTED ***	*** REDACTED ***	*** REDACTED ***	*** REDACTED ***

*** REDACTED ***	*** REDACTED ***	*** REDACTED ***	*** REDACTED ***	*** REDACTED ***	*** REDACTED ***
*** REDACTED *** *** REDACTED ***

a.	Said prices shall be subject to the Producer Price Index (“PPI”) escalation.

b.	Each Order shall be for a delivery date and a single shipment destination (e.g., a single Order cannot be for two or more different delivery dates or two or more different shipment destinations). The price per gram is based upon the number of grams of Material in the Order.

c.	The quantities set forth in the table above are fixed lot sizes. Any request for a quantity other than as set forth above (e.g., *** REDACTED ***grams, or *** REDACTED ***grams), shall be subject to good faith negotiations between the parties as to price and lead time.

In the event that Aegis is unable or unwilling to provide the GMP Material in accordance with FDA GMP guidelines and with the specifications contained in the Supply Agreement, which specifications shall be negotiated in good faith, Lightlake may at its election obtain the GMP Materials from other third party suppliers or may manufacture the GMP Material itself.